Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-162033
October 13, 2010

FWP
NOTICE

The Teucrium Commodity Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Teucrium Commodity Trust has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained at http://www.teucriumcornfund.com/pdfs/corn-prospectus/pdf or by calling toll-free (888) 219-8861.

On October 8, 2010, Dow Jones Newswires published an article entitled “DJ Market Talk: CBOT Corn Headed Toward $6 – ETF Manager.”  A copy of the article is set forth below.

Dow Jones Newswire is owned by Dow Jones and Company, which is a part of News Corporation.  Dow Jones Newswire, Dow Jones and Company and News Corporation are wholly unaffiliated with Teucrium Trading, LLC, the Teucrium Commodity Trust, and the Teucrium Corn Fund, and neither Teucrium Trading, LLC, the Teucrium Commodity Trust, nor the Teucrium Corn Fund has made any payment or given any consideration to Dow Jones Newswire, Dow Jones and Company, or News Corporation in connection with article or any other matter published by Dow Jones Newswire concerning Teucrium Trading, LLC, the Teucrium Commodity Trust, and the Teucrium Corn Fund.

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DJ MARKET TALK: CBOT Corn Headed Toward $6 -ETF Manager
10/08/10 11:10:34 EDT

1055 EDT [Dow Jones] - CBOT corn is locked limit up and expected to stay that way all day on the USDA's stunning yield reduction. Sal Gilbertie, manager of the Teucrium Corn Fund ETF, says the market is likley [sic] to head to $6. "This is too tight a blance [sic] sheet for this early in the marketing year," he says. He adds, however, that at $6, any further gains could be limited by farmer selling. While the CBOT futures pit is quiet with the market locked limit up, options trade is frenzied, with prices trading another 20 cents higher synthetically. CBOT Dec corn is up 30 cents to $5.28 1/4 per bushel and March corn is up 30 cents to $5.37 1/2. (IPB)

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